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                                                                 EXHIBIT 4.4

                                THIRD AMENDMENT TO
              THE AMENDED AND RESTATED 1994 EQUITY PARTICIPATION PLAN
                                  OF STROUDS, INC.

     WHEREAS, Strouds, Inc. (hereinafter the "Company"), a Delaware corporation, maintains the Amended and Restated 1994 Equity Participation Plan of the Company, effective as of September 1, 1994, (hereinafter the "Plan"); and

     WHEREAS, pursuant to Section 10.2 of the Plan, the Board of Directors of the Company (hereinafter the "Board") may amend the Plan from time to time;

     NOW THEREFORE, BE IT RESOLVED, that from and after the effective date of this Third Amendment to the Plan:

     1. The "Amendment to the Amended and Restated 1994 Equity Participation Plan of Strouds, Inc." as adopted by the Board on July 6, 1995 shall hereinafter be referred to as the "First Amendment" to the Plan.

     2. The "First Amendment to the Amended and Restated 1994 Equity Participation Plan of Strouds, Inc." as adopted on May 14, 1997 shall hereinafter be renumbered and referred to as the "Second Amendment" to the Plan.

     3.   Section 1.2 shall be amended and restated in its entirety as follows:

          1.2 AWARD LIMIT. "Award Limit" shall mean 500,000 shares of Common Stock.

     4. Section 2.1(a) shall be amended and restated in its entirety as follows:

          2.1(a)    The shares of stock subject to Options, Dividend Equivalents or other awards shall be Common Stock, par value $.0001 per share. The aggregate number of shares which may be issued upon exercise of such options or upon any such awards under the Plan shall not exceed one million six hundred eighty thousand (1,680,000). The shares of Common Stock issuable upon exercise of such Options or upon any such awards may be either previously authorized but unissued shares or treasury shares.

     5. Section 3.4(d) shall be amended and restated in its entirety as follows:

          3.4. During the term of the Plan, each person who is an Independent Director as of the date of the initial public offering of Common Stock automatically shall be granted an option to purchase ten thousand (10,000) shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of such initial public offering. When a person is initially elected to the Board following the date of the initial public offering of Common Stock and is then an Independent Director, each such new Independent Director automatically shall (i) be


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granted an Option to purchase ten thousand (10,000) shares of Common Stock
(subject to adjustment as provided in Section 10.3) on the date of his or her election to the Board, and (ii) an Option to purchase 5,000 shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of each annual meeting of stockholders after such initial election at which the Independent Director is re-elected to the Board. Members of the Board who are Employees who subsequently retire from the Company and remain on the Board will not receive an Option grant pursuant to Section 3.4(d)(i) of the preceding sentence, but to the extent that they are otherwise eligible, will receive, after retirement from the Company, Options as described in clause
(ii) of the preceding sentence. All of the foregoing Option grants authorized by this Section 3.4(d) are subject to stockholder approval of the Plan.

     6.   Section 4.2 shall be amended and restated in its entirety as follows:

          4.2  OPTION PRICE.   The price per share of the shares subject to each
Option shall be equal to 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted and in the case of Incentive Stock Options such price shall not be less than the greater of: (i) 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted, or
(ii) 110% of the fair market value of a share of Common Stock on the date such Option is granted in the case of an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary.

     7.   Section 4.3 shall be amended and restated in its entirety as follows:

          4.3  OPTION TERM.   The term of an Option, other than an Option
granted to an Independent Director, shall be set by the Committee in its discretion; PROVIDED, HOWEVER, that, (a) in the case of Incentive Stock Options, the term shall not be more than ten (10) years from the date the Incentive Stock Option is granted, or five (5) years from such date if the Incentive Stock Option is granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary and (b) in the case of a Non Qualified Stock Option, the term shall not be more than ten (10) years and one
(1) day from the date the Non Qualified Stock Option is granted. In the case of an Option granted to an Independent Director, the term of each such Option shall be ten years without variation or acceleration hereunder, except as provided in
Section 10.4.

8.   A new Article XI shall be added to the Plan as follows:

                                     ARTICLE XI

                                    LIMITATIONS

          11.1 Notwithstanding any provisions in Articles VI, VII, VIII or otherwise contained in the Plan, from and after the effective date of this Amendment No. 3 to the Plan, the Board shall be prohibited from granting any awards of (i) restricted stock, (ii) performance awards, (iii) stock payments
(iv) deferred stock or (v) stock appreciation rights.


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          11.2 Notwithstanding any provisions in the Plan, from and after the effective date of this Amendment No. 3 to the Plan, the Board or the Compensation Committee shall be prohibited from any further repricing of Options.

                                  *  *  *  *  *  *

     I hereby certify that the foregoing Third Amendment to the Plan was duly adopted by the Board of Directors of Strouds, Inc. on May 20, 1998.


                              By   /s/ Douglas C. Felderman
                                -------------------------------------
                                   Douglas C. Felderman
                                   SECRETARY


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